JBS and USPB will defend proposed sale	Here is a look at ranch raised and purchased feeder cattle results

DOJ Blocks

JBS Transaction

By Steve Hunt, USPB CEO

On October 20, the U.S. Department of Justice (DOJ) filed a civil antitrust suit in the U.S. District Court for the northern district of Illinois, asking the court to prohibit JBS S.A. 's (JBS) proposed acquisition of National Beef Packing Co., LLC.

We are disappointed that the Department of Justice does not recognize that this transaction is pro-competitive. We believe the DOJ does not fully appreciate the tremendous value this transaction will bring to our customers and stakeholders through cost savings and other efficiencies that will enable us to deliver better value to both cattle producers and beef consumers.

In the meantime, we will not allow DOJ's action to distract us from continuing to focus on serving your needs and the needs of our customers—both producers and consumers. Watch future issues of the UPDATE for developments in this case.s

Analyzing USPB’s

Regular Deliverers

By Brian Bertelsen, Director of Field Operations

U.S. Premium Beef is made up of many producers who participate and have delivered cattle during the company's eleven years of production. Many producers market cattle on a USPB grid on a regular basis. These producers, and their cattle, make up the core foundation of our company.

Some producers raise their own cattle or routinely buy calves directly from ranchers and then market those cattle through USPB. This includes ranchers who retain ownership or small to medium sized feedlots that specialize in buying and feeding these "ranch direct" kind of cattle. Other producers buy calves or feeder cattle from a variety of sources with varying type and kind. They include both cattle feeders and feedlots.

Many different kinds of cattle work well on USPB's value-based grids. Cattle of different breeds and gender have different strengths and weaknesses. These two types of producers not only market distinctly different types of cattle, they also raise, manage and feed them differently. In this article we chose to summarize cattle from produc‑

...continued on page 2

USPB Supports

Troops With Steaks

In an effort to show support for U.S. troops, USPB and National Beef have joined forces with the All American Beef Battalion (AABB) to provide steak dinners for service men and women deploying or returning from missions around the world. The brainchild of Bill Broadie, Ashland, KS, U.S. Marine veteran and beef producer, AABB is a non-profit organization that works to raise money to host steak feeds for the troops while promoting U.S. beef.

"We are proud to participate with the All American Beef Battalion to show our support for the tireless effort these soldiers make to protect our freedom," says

USPB CEO, Steve Hunt. USPB and National Beef (NBP) donated the first 600 ribeye steaks to the cause and since have provided many more at a reduced cost. To date, AABB has served more than 2,700 troops and family members since beginning operations in April of this year. For more information on AABB, visit www.steaksfortroops.com .

Product targets Hispanic consumers

National Beef Produces
New Hereford Beef Brand

National Beef and Certified Hereford Beef, LLC, (CHB) have teamed up to produce a new beef brand, Nuestro Rancho ("our ranch"), that targets Hispanic consumers. Currently sold only in the Los Angeles area, this brand "is something the beef industry has needed," Mike Louderback, National Beef brand manager, notes. "If offers a premium program Hispanics can call their own."

 Currently, the only cuts sold under the new brand are from the chuck and round, which is the type of beef Hispanic families prefer. CHB research shows Hispanics buy three to four times as much beef as other U.S. consumers.s

Reproduction of any part of this newsletter is expressly forbidden without written permission by U.S. Premium Beef.

Analyzing USPB’s Regular Deliverers...	continued from page 1

had fewer discounted carcasses that were Hardbone, Over 30 Months, or Ungraded. As a result, they tended to have more total Quality Grade premium per head except in fiscal year 2008.

Lots from the “feeder” category consistently yielded about 0.1% better than company average. They also tended to have a few more Yield Grade l's and 2's and a little lower percentage of Yield Grade 4's and 5's except for fiscal year 2007.

Many of these cattle feeders who deliver cattle on a regular basis market a large percentage of their cattle through USPB. Taking that into consideration, it shows how producers who make a dedicated effort to purchase good cattle and then use their experience and expertise to market them on a timely basis on USPB's grids are getting consistent rewards.

Cattle in the "Ranch" category made up about 7% of all USPB cattle during the last four years. Remember that these are from producers who consistently market cattle through USPB. Other cattle that were similar were not included if the producer did not deliver on a regular basis.

The most notable difference in USPB Ranch cattle is their higher Quality Grading. Their superiority relative to the company average continues to grow larger over the years. Overall, their trend across the years has been somewhat similar to the rest of the industry, especially relative to the decrease in fiscal year 2006.

ers who delivered either "Ranch" or "Feeder" cattle to our Kansas plants on a fairly regular basis.

Producers were subjectively selected as either those who feed ranch direct type cattle or as a producer who is a feeder or feedlot who buys different kinds of cattle. A producer's cattle were classified as only one category. Essentially all cattle marketed from a producer were included except for Nature-Source or Holstein lots. Producers who were included, marketed cattle on a somewhat regular basis during recent fiscal years. Producers were excluded if we were not familiar with their cattle; if they marketed only a few times, or if they did not market any cattle during fiscal year 2006 which was when Quality grading, or marbling, was at its lowest level in the company's history.

Results are listed in the table below. The cattle classified as Feeder lots made up about 77% of all USPB cattle processed in our Kansas plants. Therefore, the results of these cattle were similar to the company average since they made up a large percentage of the total deliveries. Within the Feeder cattle, more than 66% of them were fed at a USPB Qualified Custom Feedlot. It should be noted that the Feeder summary takes in a wide variety of cattle, including some ranch direct cattle.

Compared to the total company average, cattle from Feeders were a little lower in percent Choice Plus, but consistently continued on page 4

USPB KS Plant Performance Data

	Ranch FY 2005	Ranch FY 2006	Ranch FY 2007	Ranch FY 2008	Feeder FY 2005	Feeder FY 2006	Feeder FY 2007	Feeder FY 2008
Head	42,789	47,486	43,299	40,710	462,559	475,799	514,594	523,893
Yield, %	63.44	63.57	63.54	63.45	63.71	64.12	63.96	63.92
Yield Difference, %	0.17	0.02	0.10	-0.07	0.43	0.48	0.46	0.44
Choice Plus, %	71.39	69.14	76.26	83.24	59.10	53.55	57.78	65.48
CAB, %	19.31	16.94	22.96	33.78	10.72	8.76	10.81	16.48
Ungraded, %	1.00	1.11	1.04	0.71	2.61	2.47	2.94	2.38
Over 30 Mo. & Hardbone, %	0.44	1.13	0.91	0.87	1.10	1.36	1.74	1.67
YG 1, %	2.53	2.39	1.98	2.10	8.19	7.44	5.61	6.31
YG 2, %	28.16	26.49	26.56	26.07	35.19	33.48	31.48	32.52
YG 3, %	54.43	53.80	56.94	57.86	44.93	44.11	47.61	47.35
YG 4, %	13.89	16.09	13.38	13.18	10.57	13.44	13.54	12.33
YG 5, %	0.98	1.22	1.13	0.79	1.11	1.53	1.74	1.49
Lightweight, %	0.31	0.30	0.37	0.40	0.52	0.36	0.51	0.50
Heavyweight, %	0.83	0.97	0.86	1.07	0.93	1.26	1.59	1.97
Quality Grade, $/head	*32.28*	*43.37*	*42.88*	*43.75*	*16.50*	*19.09*	*19.50*	*19.91*
Yield Grade, $/head	*-8.69*	*-8.07*	*-5.70*	*-6.88*	*-6.84*	*-6.18*	*-5.47*	*-5.89*
Outweight, $/head	*-1.53*	*-1.82*	*-1.68*	*-2.20*	*-2.39*	*-3.05*	*-3.56*	*-3.96*
ASV, $/head	*2.38*	*1.11*	*10.97*	*23.30*	*0.14*	*0.11*	*1.64*	*7.74*
Gross Premium, $/head	***28.81***	***36.86***	***48.34***	***50.18***	***16.89***	***21.48***	***23.27***	***24.49***
Black Hided, %	89.66	85.13	89.02	90.23	83.02	84.10	82.72	80.00
Steer, %	54.00	56.44	48.75	51.62	38.89	37.47	37.33	37.32

     U.S. Premium Beef, LLC
Annual Meeting Pre-Registration

December 10, 2008

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by December 1, 2008.

PLEASE PRINT CLEARLY

Unitholder or Associate Name: ______________________

Name of Attendee: _______________________________

Address: ______________________________________

City, State Zip: _________________________________

Phone: ___________     E-Mail Address: ____________

Events:	Additional Registrations:

Reception	This meeting is exclusive to USPB Unit-
December 9—6:30 p.m.	holders and Associates, family members
_____Number of people attending	and employees.

Morning Sessions	Name:_____________________
December 10—8:30 a.m.
_____Number of people attending	Relationship:________________

Lunch & National Beef Presentation	Name:_____________________
December 10—11:15 a.m.
_____Number of people attending	Relationship:________________

USPB Business Meeting	Name:_____________________
December 10—1:00 p.m.
_____Number of people attending	Relationship:________________

Please complete form and return to:

U.S. Premium Beef, P.O. Box 20103, Kansas City, MO 64195
(866) 877-2525 phone • (816) 713-8810 fax

Analyzing USPB’s Regular Deliverers...	continued from page 2

Their Quality Grade premium per head is usually over $24 greater than company average which is over twice as much reward for Quality Grade alone.

Although their average Yield Grade is consistently 0.10 to 0.19 larger than company average, they routinely have significantly more Yield Grade 3's and fewer YG 1's and 2's while holding YG 4's and 5's at similar levels compared to the USPB average during recent years.

This improved uniformity in Yield Grades is likely due to more sorting of individual animals which allows those producers to keep discounts from overfed cattle in check while keeping underfed cattle on feed so they can market them with more total pounds of carcass with more marbling. In all, their small increase in Yield Grade discount is more than offset by their larger Quality Grade premiums and lower outweight discounts.

More calf-feds mean fewer heavyweight discounts. A strong influence from British breeds is likely related to their lower Yield, or dressing percentage, compared to the Feeder cattle. However, because they are likely fed more days, they still have Yields that are very similar on average to the plant averages on the grid. This is shown as "Yield Difference" in the table on page two.

More than 71% of the Ranch category cattle were Age and Source Verified during fiscal year 2008. The premium was $25 per head for about half the fiscal year and then moved to $35 in mid March of 2008.

Different types of cattle that are raised and fed in different systems have different strengths on the grid. Through regular participation, our producers build experience and knowledge of how to successfully market cattle through USPB.s

Did You Know...

If you have USPB delivery rights that you are not going to use in fiscal year 2009 and would like USPB to help you get them leased to other members, please call our office at 866- 877-2525.s